UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016

EQUITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Kansas	001-37624	72-1532188
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7701 East Kellogg Drive, Suite 200 Wichita, KS		67207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 316.612.6000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2016, Equity Bancshares, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with ServisFirst Bank (the “Lender”). The Agreement provides for a maximum lending commitment of $20.0 million and will mature January 26, 2017. Each draw of funds under the Agreement will create a separate note that is repayable over a term of five years. Each note will bear interest at a variable interest rate equal to the prime rate published in the “Money Rates” section of The Wall Street Journal and will require quarterly interest payments in arrears. The Agreement also requires the Company to pay an unused commitment fee in an amount equal to twenty basis points per annum on the unused portion of the maximum lending commitment. Each note will require quarterly principal payments at 2.50% of original principal, with the balance of principal due at final maturity. The Company may prepay the principal amount of any loan under the Agreement without premium or penalty. The Company can use the proceeds from the Agreement to fund future acquisitions, to pay the Lender any sums due under the Agreement, for general corporate purposes, and for other purposes approved by the Lender. The Company has granted a security interest in certain of its assets and has pledged all the stock of its wholly-owned subsidiary, Equity Bank, as collateral for the Agreement.

The Agreement contains customary representations, warranties and covenants, including without limitation, covenants requiring the Company, or Equity Bank, as applicable, to:

•	furnish to the Lender quarterly and annual financial statements;

•	maintain (1) a “well-capitalized” status in accordance with the regulations of the primary federal regulatory agency of Equity Bank, (2) a Tier 1 leverage ratio greater than 8.00%, (3) a non-performing assets ratio less than 40.00%, and (3) a return on assets ratio greater than 0.30%;

•	maintain ownership of 100% of outstanding capital stock of Equity Bank;

•	generally cause Equity Bank to pay dividends at a level sufficient to fulfill the obligations of the Company under the Agreement;

•	not enter into any merger, consolidation, reorganization or certain other transactions, except for certain acquisitions permitted under the terms of the Agreement;

•	not sell, transfer lease or otherwise dispose of all or any material part of its assets;

•	limit the creation of security interest in the collateral related to this credit facility;

•	limit the creation of additional obligations;

•	limit the Company’s payment of dividends during periods of default;

•	limit the formation of new subsidiaries; and

•	refrain from transactions with affiliates, other than those in the ordinary course of business and in accordance with the terms of the Agreement.

The Agreement also contains certain customary events of default, subject, in certain instances, to cure periods, including, without limitation, the following events:

•	failure to comply with covenants of the Agreement;

•	non-payment of principal and interest or fees;

•	initiation of proceedings in bankruptcy or reorganization;

•	initiation of proceedings for the appointment of a receiver or liquidation;

•	final judgements against the Company or Equity Bank in excess of $500 thousand;

•	a judgement creditor obtaining possession of any of the collateral covered under the Agreement, by any means;

•	failure of the Company or Equity Bank to maintain regulatory licenses to conduct their respective business;

•	the Company or Equity Bank becoming party to a cease and desists order, consent order, written agreement or similar agreement with its banking regulators;

•	change in control of the Company;

•	failure to replace the Chief Executive Officer, President or Chief Financial Officer of the Company or Equity Bank for an extended period; or

•	the Lender, in good faith, deems itself insecure with respect to the Company’s ability to perform according to the terms of the Agreement.

Upon the occurrence of an event of default, the Lender may terminate its obligation to lend under the Agreement and elect to declare amounts outstanding under the Agreement immediately due and payable.

The foregoing summary of the Agreement does not purport to be a complete description of the terms and conditions of the Agreement and is qualified in its entirety by the full text of the Agreement attached as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated January 28, 2016, by and between Equity Bancshares, Inc. and ServisFirst Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Equity Bancshares, Inc.

Date: February 3, 2016	By:	/s/ Gregory H. Kossover
Gregory H. Kossover
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Loan and Security Agreement, dated January 28, 2016, by and between Equity Bancshares, Inc. and ServisFirst Bank